SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

April 26, 2005

Date of Report (Date of earliest event reported)

Accredited Home Lenders Holding Co.

(Exact name of registrant as specified in its charter)

Delaware	000-50179	04-3669482
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15090 Avenue of Science San Diego, CA (Address of principal executive offices)	92128 (Zip Code)

858-676-2100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 6, 2005, Accredited Home Lenders Holding Co. (“Accredited”) announced the resignation of Ray W. McKewon, Accredited’s co-founder, Executive Vice President and Secretary and member of the Board of Directors, effective July 15, 2005. The material terms and conditions of Mr. McKewon’s severance arrangements, as approved by the Compensation Committee of the Board of Directors of Accredited on April 26, 2005, are summarized below.

Mr. McKewon’s base compensation from Accredited will end as of July 15, 2005. In the event that Accredited requests Mr. McKewon’s services for specific projects after that date, Mr. McKewon will be paid at a daily/hourly base equivalent rate of $4,000 per day.

As a participant in the Executive Management component of Accredited’s Management Incentive Plan, Mr. McKewon will be paid a pro-rated bonus for 2005 based on Accredited’s net income after tax as a percentage of Accredited’s 2005 operating plan (the “Ratio”). Based on current expectations of the Ratio, it is anticipated that the bonus will consist of a cash payment equal to 125% of Mr. McKewon’s 2005 salary earned through July 15, 2005, which earned salary is expected to be approximately $230,209, and shares of Accredited common stock having a value equal to 140% of Mr. McKewon’s 2005 salary earned through July 15, 2005. If the Ratio varies from expectations, the bonus will be adjusted as deemed appropriate by the Compensation Committee of the Board of Directors. Shares issued will vest immediately. In lieu of receiving stock, Mr. McKewon will have the option of receiving cash having equivalent value.

Additionally, under the terms of Accredited’s Deferred Compensation Plan (“DCP”), all of Mr. McKewon’s previous restricted stock grants under the DCP will become fully vested upon his retirement.

Mr. McKewon will also continue to receive, through 2006, health insurance coverage, maintenance of and technical support for a wireless home network, as well as use of a cellular phone and company laptop computer.

Item 2.02 Results of Operations and Financial Condition.

The information contained in this Item 2.02 and in the accompanying Exhibit 99.1 shall not be incorporated by reference into any filing with the Securities and Exchange Commission made by Accredited Home Lenders Holding Co. (the “Company”) whether before or after the date hereof, regardless of any general incorporation language in such filing.

On April 28, 2005, the Company issued a press release regarding the Company’s financial results for the fiscal quarter ended March 31, 2005. The full text of the Company’s press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

99.1	Press Release dated April 28, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Accredited Home Lenders Holding Co.

Date: April 28, 2005	By:	/s/ James A. Konrath
	Name:	James A. Konrath
	Title:	Chief Executive Officer